Exhibit 107

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of the related offerings is $5,862,500,000 (comprised of $1,465,625,000 of the Euro Floating Rate Senior Registered Notes Due 2029, $2,345,000,000 of the Euro Fixed/Floating Rate Senior Registered Notes Due 2032 and $2,051,875,000 of the Euro Fixed/Floating Rate Senior Registered Notes Due 2037). The U.S. dollar equivalent of the aggregate amount offered has been calculated using an exchange rate of $1.1725 per Euro 1.00 as of January 20, 2026.